Exhibit 99.1

Kodak Reports 2nd Quarter 2011 Results; Key Growth Businesses Continue to Gain Momentum

Company’s Core Digital Growth Businesses, as a Group, Grew Revenue 22%, Led by a 48% Growth In Consumer Inkjet Printers and Ink;

Consumer Digital Imaging Group Profitability Improves by $31 Million;

Cash Usage Reflects Usual Seasonal Pattern, Company Expects to End Year with Cash Balance of $1.6 Billion to $1.7 Billion;

Company Updates Full-Year Financial Targets

ROCHESTER, N.Y.--(BUSINESS WIRE)--July 26, 2011--Eastman Kodak Company (NYSE:EK) today reported second-quarter results that reflect continued momentum of the company’s core digital growth businesses, increased raw material costs, continued investment in certain growth businesses, and cash performance which reflects the company’s seasonal pattern.

Second-quarter sales were $1.485 billion, a 5% decrease from the year-ago quarter. Digital revenue was $1.089 billion, consistent with the year-ago quarter. Revenue from the company’s core digital growth businesses – Consumer and Commercial Inkjet, Packaging Solutions, and Workflow Software & Services – increased 22%, fueled by a 48% revenue growth in Consumer Inkjet printers and ink. Revenue from the company’s Consumer Digital Imaging Group decreased 8%, reflecting planned lower sales of digital cameras, as the company implements its previously announced strategy in this business to trade top-line growth for improved full-year profitability. Second-quarter revenue from the company’s Film, Photofinishing and Entertainment Group declined by 14%.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a second-quarter loss from continuing operations of $179 million, or $0.67 per share, compared with a loss from continuing operations on the same basis of $167 million, or $0.62 per share, in the year-ago period. The year-over-year earnings decline was largely the result of rising raw material costs, particularly silver and aluminum, as well as investments to drive digital growth initiatives, particularly in Commercial Inkjet. Non-operational items of net expense in the second quarter of 2011 totaled $12 million after tax, or $0.05 per share, primarily due to tax-related items, restructuring charges, and corporate components of pension and other post-employment benefit costs. Non-operational items of net expense in the second quarter of 2010 totaled $9 million after tax, or $0.03 per share, primarily due to legal contingencies, restructuring charges and corporate components of pension and other post-employment benefit costs. (Please refer to the attached Non-Operational Items table for more information.)

“We are enjoying success in our new growth businesses, as well as the challenges typical in the creation of new businesses based on revolutionary new technologies,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We have ambitious goals for our growth businesses, and thus far have achieved impressive results against the industry. Revenue growth in these businesses is accelerating, with second-quarter 2011 growth more than double the year-ago period. We are also on track this year to once again double ink gross profit dollars in our Consumer Inkjet business, and we’re enjoying strong customer demand for KODAK PROSPER Presses.

“We are investing in these growth businesses to create a new profitable, sustainable digital company by 2012,” Perez said. “At the same time, we continue to fund legacy liabilities associated with the traditional businesses. This was especially evident in our cash usage during the second quarter, in which we typically use cash because of seasonal patterns. We have every expectation our cash flow pattern this year will mirror the pattern of previous years, with sizeable cash generation in the second half of the year, primarily in the fourth quarter. In summary, while we continue to face challenges, I remain confident in Kodak’s future and in our ability to maintain the investments necessary to complete our transformation.”

Other second-quarter 2011 details:

  On a GAAP basis, Gross Profit was 14.2% of sales, as compared to 19.5% of sales in the year-ago period. This decrease in margin was primarily driven by increased raw material costs, unfavorable price/mix, and continued investment in the company’s strategic growth businesses.
  Operating expenses, on a GAAP basis, continue to decline as a result of company-wide cost reductions:
    Selling, General and Administrative (SG&A) expenses were $289 million, a $24 million decline from the prior-year quarter.
    Research and Development (R&D) expenses were $68 million, a $13 million decline from the prior-year quarter.
  Second-quarter 2011 cash usage, before restructuring payments, was $332 million, a $162 million increase from the year-ago quarter, reflecting the company’s seasonal pattern, the timing of intellectual property transactions and previously disclosed U.K. pension contributions. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $322 million in the second quarter, compared with net cash used in continuing operations from operating activities on a GAAP basis of $173 million in the second quarter of 2010.
  Kodak held $957 million in cash and cash equivalents as of June 30, 2011.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Graphic Communications Group second-quarter 2011 sales were $685 million, a 4% increase over the prior-year period, largely attributable to favorable foreign exchange. This increase also reflects growth in Commercial Inkjet, Workflow Software & Systems, and Packaging Solutions, which grew revenue by a combined 13%. Second-quarter loss from operations for the segment was $45 million, compared with a loss of $17 million in the year-ago quarter. This earnings decline is primarily driven by start-up costs to support growth opportunities in Commercial Inkjet, and increased raw material costs.
  Consumer Digital Imaging Group second-quarter sales were $404 million, compared with $438 million in the prior-year quarter. This reflects a revenue decline in Digital Capture & Devices, as the company executes its previously announced strategy to trade top-line growth for improved profitability, offset by growth in Consumer Inkjet and Retail Systems Solutions. Second-quarter loss from operations for the segment was $92 million, compared with a loss of $123 million in the prior-year quarter. This $31 million earnings improvement reflects the continued growth of printer ink gross profit within Consumer Inkjet, the success of the company’s ongoing strategy to improve profitability in Digital Capture & Devices, as well as improved performance in Retail Systems Solutions.
  Film, Photofinishing and Entertainment Group second-quarter sales were $396 million, a 14% decline from the year-ago quarter, driven by continuing industry-related volume declines. Second-quarter earnings from operations for the segment were $2 million, compared with earnings of $36 million in the year-ago period. This decrease in earnings was primarily driven by significantly increased raw material costs, particularly silver, and industry-related declines in volumes, partially offset by cost reductions and price actions across the segment.

Update on Intellectual Property Activities

As the company has previously discussed, Kodak’s intellectual property strategy strives to achieve three goals: providing the company with design freedom to develop and introduce innovative new products; providing Kodak with access to new markets and new partnerships; and income and cash generation.

In recent years, the company has benefitted from cash from intellectual property licensing transactions as a way to fund its digital transformation. Given the recent trends in the IP marketplace, and a heightened demand for premier intellectual property portfolios, the company previously announced its intention to explore strategic alternatives for approximately 1,100 U.S. digital imaging patents, representing approximately 10% of its patent portfolio.

The company’s updated outlook, detailed below, does not include any revenue or cash flow from the potential alternatives for its digital imaging patent portfolios, nor does it include any potential outcomes from intellectual property litigation currently before the U.S. International Trade Commission. The company remains confident that it will ultimately prevail in its current litigation involving Apple and Research in Motion.

2011 Outlook

Kodak today provided an updated outlook regarding its targets for 2011 performance, in light of rising raw material costs and a heightened competitive pricing environment in Consumer Inkjet, both of which the company is addressing, and higher than planned start-up costs associated with Commercial Inkjet, which the company expects have been largely contained to the first half of 2011.

  For the full year, the company continues to forecast total revenue of between $6.4 billion to $6.7 billion.
  Kodak continues to build the scale of its digital growth businesses – Consumer and Commercial Inkjet, Workflow Software & Services, and Packaging Solutions – and now expects to achieve 2011 full-year aggregate revenue growth from these businesses in the range of 30% to 40%. Previously, the company forecasted aggregate full-year revenue growth of greater than 40%.
  Kodak now expects 2011 segment losses of $100 million to $300 million. Previously, the company forecasted segment results of breakeven to a loss of $200 million. On a GAAP basis, the company now expects earnings from continuing operations before interest expense, other income (charges), net, and income taxes in the range of $50 million to negative $150 million. Previously, the company forecasted GAAP earnings in the range of $150 million to negative $50 million.
  Kodak is now targeting 2011 loss from continuing operations in the range of $200 million to $400 million. Previously, the company forecasted a loss in the range of $100 million to $300 million.
  For full-year 2011, the company now expects a year-end cash balance of $1.6 billion to $1.7 billion, after taking into account all cash actions. Previously, the company forecasted a year-end cash balance of $1.7 billion to $1.8 billion. The company continues to expect $250 million to $350 million in cash this year from intellectual property licensing transactions, as well as proceeds from sales of non-core assets totaling $300 million to $400 million. As noted above, this forecast does not include any revenue or cash flow from the previously announced exploration of strategic alternatives for its digital imaging patent portfolios, nor does it include any potential outcomes from intellectual property litigation currently before the U.S. International Trade Commission.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio M. Perez and Kodak Chief Financial Officer, Antoinette P. McCorvey, will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9819, ID 4452235#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Tuesday, July 26, by dialing +1 303-590-3030, ID 4452235#. The playback number will be active until Tuesday, August 2, at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this document may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; gross margins; savings and expenses from restructuring and rationalization; earnings; cash generation and usage; increased demand for our products, including commercial inkjet, consumer inkjet, workflow software and packaging printing solutions; potential revenue, cash and earnings from intellectual property licensing and the potential outcome of intellectual property infringement litigation; liquidity; potential proceeds from asset sales.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the following risks, uncertainties, assumptions and factors as described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, and June 30, 2011, under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Litigation Reform Act of 1995" and in other filings the Company makes with the SEC from time to time:

• Continued weakness or worsening of economic conditions which could continue to adversely impact our financial performance and our liquidity;

• Whether we are successful with the strategic investment decisions we have made which could adversely affect our financial performance;

• Whether we effectively anticipate technology trends and develop and market new products to respond to changing customer preferences which could adversely affect our revenue and earnings;

• The competitive pressures we face which could adversely affect our revenue, earnings and market share;

• Whether our commercialization and manufacturing processes prevent product reliability, cost and quality issues which could adversely affect our revenue, earnings and market share;

• Whether we are successful in licensing and enforcing our intellectual property rights or in defending against alleged infringement of the intellectual property rights of others which could adversely affect our revenue, earnings, expenses and liquidity;

• Whether we can generate or raise cash and maintain a cash balance sufficient to fund our continued investments, capital needs, restructuring payments and service our debt;

• Whether our pension and postretirement plan costs and contribution levels are impacted by changes in actuarial assumptions, future market performance of plan assets or obligations imposed by legislative or regulatory authorities which could adversely affect our financial position, results of operations and cash flow;

• Whether we are successful in attracting, retaining and motivating key employees which could adversely affect our revenue and earnings;

• Changes in currency exchange rates, interest rates and commodity costs which could adversely impact our results of operations and financial position;

• Whether we are able to provide competitive financing arrangements or extend credit to customers which could adversely impact our revenue and earnings;

• Our reliance on third party suppliers which could adversely affect our revenue, earnings and results of operations.

The Company cautions readers to carefully consider such factors. Many of these factors are beyond the Company’s control. In addition, any forward-looking statements represent the Company’s estimates only as of the date they are made, and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this document should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Non-Operational Items

The Company defines Non-Operational Items as restructuring and related charges, pension and OPEB cost components not included in segment earnings, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-Operational Items, as defined, are specific to the Company and other companies may define the term, or similar terms, differently. The following table presents a description of the Non-Operational Items affecting the Company's quarterly results by line item in the statement of operations for the second quarter of 2011 and 2010, respectively.

	2nd Quarter

	2011		2010
(in millions, except per share data)		Diluted		Diluted
	$	EPS	$	EPS

(Loss) from continuing operations available to common stockholders	$(179)	$(0.67)	$(167)	$(0.62)

Non-operational items - Income/(Expense):
Corporate components of Pension and OPEB (expense) income (COGS)	(9)	(0.03)	5	0.02
Corporate components of Pension and OPEB income (SG&A)	-	-	8	0.03
Corporate components of Pension and OPEB income (R&D)	5	0.02	9	0.03
Total corporate components of Pension and OPEB (expense) income	(4)	(0.01)	22	0.08

Legal contingencies and settlements (COGS)	-	-	(10)	(0.04)
Legal contingencies and settlements (Interest expense, Other income/(charges), net)	-	-	(9)	(0.03)
Total legal contingencies and settlements (expense) income	-	-	(19)	(0.07)

Restructuring charges (COGS)	(7)	(0.03)	-	-
Restructuring charges (Restructuring costs, rationalization and other)	(29)	(0.11)	(11)	(0.04)
Total restructuring and rationalization charges	(36)	(0.14)	(11)	(0.04)

Gains (losses) on asset sales or impairments (Other operating income/(expense), net)	1	-	2	0.01
Tax impacts of the above items, net (Benefit for income taxes)	4	0.01	-	-
Total Non-operational items, net of tax, before discrete tax items	(35)	(0.14)	(6)	(0.02)
Other discrete tax items (Benefit (provision) for income taxes)	23	0.09	(3)	(0.01)
Total Non-operational items, net of tax	$(12)	$(0.05)	$(9)	$(0.03)

Eastman Kodak Company
Second Quarter 2011 Results
Non-GAAP Reconciliations

Within the Company's second quarter 2011 earnings release, reference is made to certain non-GAAP financial measures, including “Digital Revenue”, “Cash Usage Before Restructuring Payments” and “Segment (Loss) Earnings”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in the July 26, 2011, earnings release.

The following table reconciles digital revenue to the most directly comparable GAAP measure of total Company revenue (dollar amounts in millions):

	Q2	Q2
	2011	2010	Change

Digital revenue, as presented	$1,089	$1,094	0%
FPEG revenue, as presented	396	461	-14%
Total Company revenue (GAAP basis), as presented	$1,485	$1,555	-5%

The following table reconciles cash usage before restructuring payments to the most directly comparable GAAP measure of net cash used in continuing operations from operating activities (amounts in millions):

	Q2 2011	Q2 2010	Change

Cash usage before restructuring payments, as presented	$(332)	$(170)	$(162)
Cash restructuring payments	(19)	(22)	3
Cash usage	(351)	(192)	(159)
Proceeds from sales of businesses/assets	(4)	(14)	10
Free cash flow	(355)	(206)	(149)
Additions to properties	33	33	-
Net cash used in continuing operations from operating activities
(GAAP basis), as presented	$(322)	$(173)	$(149)

The following table reconciles segment (loss) earnings to the most directly comparable GAAP measure of (loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes (amounts in millions):

	2011	2011
	Original	Revised
	Forecast	Forecast

Segment (loss) earnings, as presented	$(200) - $0	$(300) - $(100)
Non-operational pension & OPEB components	(45)	(25)
Restructuring charges	(170) - (150)	(170) - (150)
Other operating income (expense), net	300 - 400	300 - 400
(Loss) earnings from continuing operations before interest expense, other income (charges), net and income taxes (GAAP basis), as presented	$(50) - $150	$(150) - $50

CONTACT:
Kodak
Financial Media Contacts:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations Contacts:
Angela Nash, +1 585-724-0982
angela.nash@kodak.com
or
Sandra Rowland, +1 585-724-5147
sandra.rowland@kodak.com